Exhibit 99.1

BROADRIDGE REPORTS SECOND QUARTER FISCAL YEAR 2009 RESULTS

Reaffirms Full Year EPS Guidance

Lake Success, New York – February 3, 2009 – Broadridge Financial Solutions, Inc. (NYSE:BR), a leading global provider of technology-based outsourcing solutions to the financial services industry, today reported net earnings of $29.9 million and diluted earnings per share of $0.21 for the second quarter ended December 31, 2008, compared to net earnings of $28.9 million and diluted earnings per share of $0.21 for the comparable quarter of the previous fiscal year.

Commenting on the results, Richard J. Daly, Chief Executive Officer, said, “Given the current market environment, I am satisfied with both our second quarter and year-to-date results. I am pleased with the increased market share that we have been able to obtain during this period, and the fact that our closed sales are up 36% for the quarter and 26% year-to-date.”

Mr. Daly added, “The business fundamentals in our operating units continue to demonstrate resiliency, given the recurring fee revenue growth. The growth rates of the key revenue metrics, such as equity stock record growth, are in-line with their historically stable growth rates. As forecasted, equity positions have increased today from where they were a year ago, and mutual fund interim positions and trades per day continued to grow. These activities helped to offset the decrease in event-driven revenue related to mutual fund proxies and the unfavorable impact of foreign currency exchange rates. Despite the headwinds experienced by the financial services industry we serve, our business remains on track, and we are still investing in the business with the goal of improving long-term shareholder value. I am confident in our ability to extend our market leadership as we move through these unprecedented market conditions.”

For the second quarter of fiscal year 2009, net revenues decreased 1% to $459.2 million compared to $465.1 million for the same period last year, primarily as a result of the unfavorable impact of foreign currency exchange rates. Excluding the impact of foreign currency exchange rates and revenue from one-time termination fees, revenue increased by 2% for the quarter over the same period last year, driven by new customer sales in our business segments, and internal growth from higher market activity. Net earnings increased 3% to $29.9 million from $28.9 million, primarily due to product mix, less interest expense, and foreign currency transaction gains. Diluted earnings per share remained flat at $0.21 per share on slightly higher weighted-average shares outstanding, compared to $0.21 per share in the second quarter of fiscal year 2008. Our closed sales of $47.4 million for the quarter and $80.2 million year-to-date increased 36% and 26%, respectively, above last year’s comparable quarter and year-to-date results. During the second quarter of fiscal year 2009, the Company repurchased one million shares of Broadridge common stock under its stock repurchase plan for a total of $11.2 million, or approximately $11.00 per share. At December 31, 2008, there were one million shares remaining authorized under the existing share repurchase plan.

For the six months ended December 31, 2008, net revenues grew by 2% to $931.6 million, primarily driven by new customer sales in our business segments, and internal growth from higher market activity. Pre-tax margins of 11.5% are approximately the same compared to the same period last year, as a result of lower interest expense on our long-term debt, a gain from the purchase of our 6.125% senior notes due 2017 (the “Senior Notes”) and foreign currency transaction gains, offset by the impact of lower margin product mix and the prior year’s delayed timing of recurring expenses related to the build-out of the Company’s corporate infrastructure and product development investments. Diluted earnings per share were $0.46 for the first six months of fiscal year 2009, unchanged from the first six months of fiscal year 2008.

Analysis of Second Quarter Fiscal Year 2009

Investor Communication Solutions

Net revenues for the Investor Communication Solutions segment in the second quarter of fiscal year 2009 decreased 3% to $295.5 million compared to the second quarter of fiscal year 2008. The decrease was driven primarily by lower event-driven activity and reduced distribution revenues resulting from higher adoption rates of notice and access, primarily offset by net new business and increased recurring revenues. Operating margin decreased by 2.3 percentage points compared to the second quarter of fiscal year 2008 as a result of decreased revenues and lower margin product mix.

Securities Processing Solutions

Net revenues for the Securities Processing Solutions segment in the second quarter of fiscal year 2009 increased 9% to $139.4 million compared to the second quarter of fiscal year 2008. The increase was primarily related to internal growth reflecting higher trade volume from existing clients, particularly retail trades, and net new business growth. Operating margin increased 1.4 percentage points compared to the second quarter of fiscal year 2008, as a result of revenue growth offset by higher investment spending related to new products, and lower capitalization of conversion related costs.

Clearing and Outsourcing Solutions

Net revenues for the Clearing and Outsourcing Solutions segment in the second quarter of fiscal year 2009 increased 16% to $28.7 million compared to the second quarter of fiscal year 2008. The increase was driven by the positive contribution from net new business consisting of both securities clearing and outsourcing services, partially offset by negative internal growth in average margin balances, and lower interest income related to a lower Federal Funds rate. Operating loss of $1.7 million for the second quarter of fiscal year 2009 remained relatively unchanged from an operating loss of $1.6 million in the second quarter of fiscal year 2008, as the lower net interest income revenue resulting from the lower Federal Funds rate and margin balances all dropped to the bottom line.

Other

Net revenues for Other, which is primarily comprised of one-time contract termination fees, decreased by $5.0 million, compared to the second quarter of fiscal year 2008. This decrease was related to lower revenue from contract terminations in the current fiscal quarter compared to the same period last year. Pre-tax loss for Other decreased by $6.7 million, compared to the second quarter of fiscal year 2008. This decrease was primarily due to lower corporate interest expense as a result of lower corporate borrowings and a decline in interest rates, and foreign currency exchange gain, slightly offset by higher corporate expenses.

Fiscal Year 2009 Financial Guidance

We are reaffirming the fiscal year 2009 GAAP earnings per share guidance range of $1.49 to $1.59 and our Non-GAAP earnings per share guidance range of $1.45 to $1.55, which excludes the one-time gain from the purchase of our Senior Notes. The earnings per share guidance is based on diluted weighted-average shares outstanding of approximately 142 million shares. We anticipate our full year net revenues to remain flat or decline in the range of -3% to flat, which is lower than our previously provided guidance of flat to 3% increase, primarily as a result of the continued impact of unfavorable foreign currency exchange rates, lower event-driven mutual fund proxy revenues, and reduced distribution fees resulting from higher notice and access adoption rates. We anticipate earnings before interest and taxes margin in the range of 16.2% to 17.1%. Free cash flow is expected to be in the range of $210 million to $250 million, which is modestly higher on the low end than our previously provided guidance.

Mr. Daly commented, “We believe the better than anticipated EPS performance in the first half of the year, along with the second half growth in recurring fee revenues and effective discretionary cost containment will offset the EPS impact from continued slowing in event-driven revenue, the unfavorable impact of foreign currency exchange rates and anticipated lower trade volumes. The effects of these factors are allowing us to remain within our original EPS guidance range. The length and depth of these difficult market conditions are tough to predict, but I believe we are well-positioned to exit these troubling times better than we entered. Given our foundation of best products, high customer satisfaction and our high percentage of recurring revenues, we expect to navigate the storm better than the financial services market we serve.”

Non-GAAP Measures

In certain circumstances, results have been presented that are Non-GAAP measures and should be viewed in addition to, and not as a substitute for, the Company’s reported results. Management believes such Non-GAAP measures provide investors with a more complete understanding of Broadridge’s underlying operational results. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods.

Earnings Conference Call

An analyst conference call will be held today, Tuesday, February 3, at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will be available to download and print approximately 30 minutes before the webcast on the Broadridge Investor Relations home page at www.broadridge-ir.com. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge Financial Solutions, Inc., with over $2.2 billion in revenues in fiscal year 2008 and more than 40 years of experience, is a leading global provider of technology-based outsourcing solutions to the financial services industry. Our systems and services include investor communication, securities processing, and clearing and outsourcing solutions. We offer advanced, integrated systems and services that are dependable, scalable and cost-efficient. Our systems help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, such as our fiscal year 2009 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 (the “2008 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2008 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; the pricing of Broadridge’s products and services; changes in laws affecting the investor communication services provided by Broadridge; changes in laws regulating registered securities clearing firms and broker-dealers; declines in trading volume, market prices, or the liquidity of the securities markets; any material breach of Broadridge security affecting its clients’ customer information; Broadridge’s ability to continue to obtain data center services from its former parent company, Automatic Data Processing, Inc. (“ADP”); any significant slowdown or failure of Broadridge’s systems; changes in technology; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; overall market and economic conditions; and any adverse consequences from Broadridge’s spin-off from ADP. Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Marvin Sims

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5477

Broadridge Financial Solutions, Inc.

Consolidated Statements of Earnings

(In millions except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Revenues:
Services revenues	$449.4	$450.5	$909.9	$886.0
Other	12.7	23.9	26.7	48.4

Total revenues	462.1	474.4	936.6	934.4
Interest expense from securities operations	2.9	9.3	5.0	18.1

Net revenues	459.2	465.1	931.6	916.3

Expenses:
Cost of net revenues	345.8	345.7	708.8	679.9
Selling, general and administrative expenses	66.2	62.5	122.9	111.6
Other (income) expenses, net	(1.4)	9.6	(6.9)	18.4

Total expenses	410.6	417.8	824.8	809.9

Earnings before income taxes	48.6	47.3	106.8	106.4
Provision for income taxes	18.7	18.4	41.3	41.5

Net earnings	$29.9	$28.9	$65.5	$64.9

Earnings per share:
Basic	$0.21	$0.21	$0.47	$0.47
Diluted	$0.21	$0.21	$0.46	$0.46

Weighted-average shares outstanding:
Basic	140.2	139.3	140.3	139.2
Diluted	141.3	140.9	141.7	140.3

Dividends declared per common share	$0.07	$0.06	$0.14	$0.12

Broadridge Financial Solutions, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 31, 2008	June 30, 2008
Assets
Current assets:
Cash and cash equivalents	$299.1	$198.3
Cash and securities segregated for regulatory purposes and securities deposited with clearing organizations	83.6	33.7
Accounts receivable, net of allowance for doubtful accounts of $3.1 and $3.8, respectively	280.6	415.4
Securities clearing receivables, net of allowance for doubtful accounts of $2.0 and $2.0, respectively	932.5	1,369.9
Other current assets	85.7	61.9

Total current assets	1,681.5	2,079.2
Property, plant and equipment, net	70.9	82.6
Other non-current assets	147.0	157.4
Goodwill	473.6	484.3
Intangible assets, net	29.6	30.1

Total assets	$2,402.6	$2,833.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$81.5	$89.9
Accrued expenses and other current liabilities	157.5	252.6
Securities clearing payables	950.9	1,157.4
Deferred revenues	15.7	25.5

Total current liabilities	1,205.6	1,525.4
Long-term debt	324.0	447.9
Other non-current liabilities	56.0	53.6
Deferred revenues	52.6	60.9

Total liabilities	1,638.2	2,087.8

Commitments and contingencies

Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 141.5 shares and 140.5 shares, respectively; outstanding, 140.4 shares and 140.4 shares at December 31, 2008 and June 30, 2008, respectively	1.4	1.4
Additional paid-in capital	487.8	469.5
Retained earnings	294.0	248.2
Treasury stock—at cost, 1.1 shares and 0.1 shares, respectively	(13.7)	(2.0)
Accumulated other comprehensive (loss) income	(5.1)	28.7

Total stockholders’ equity	764.4	745.8

Total liabilities and stockholders’ equity	$2,402.6	$2,833.6

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Net Revenues
	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Investor Communication Solutions	$295.5	$303.2	$609.3	$602.3
Securities Processing Solutions	139.4	127.6	272.6	252.0
Clearing and Outsourcing Solutions	28.7	24.7	51.9	49.4
Other	0.2	5.2	0.4	7.6
Foreign exchange	(4.6)	4.4	(2.6)	5.0

Total	$459.2	$465.1	$931.6	$916.3

	Earnings before Income Taxes
	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Investor Communication Solutions	$19.8	$27.2	$43.1	$57.0
Securities Processing Solutions	40.1	35.0	77.5	73.8
Clearing and Outsourcing Solutions	(1.7)	(1.6)	(4.8)	(3.6)
Other	(8.5)	(15.2)	(9.2)	(23.0)
Foreign exchange	(1.1)	1.9	0.2	2.2

Total	$48.6	$47.3	$106.8	$106.4